Exhibit 99.3

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

Note:

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

November 6, 2026

To whom it may concern:

Company name:	TSUKISHIMA HOLDINGS CO., LTD.

Name of representative:	Jun Kawasaki, President,
Representative Director

Securities code:	6332 (Prime Market of the Tokyo Stock Exchange)

Inquiries:	Atsushi Kikkawa, Senior General Manager, General Affairs Department

Telephone:	+81-3-5560-6511

Notice Regarding the Determination of the Details of the Revision of the Restricted

Stock Compensation Plan

As announced in the notice entitled “Notice Regarding the Establishment of a Record Date for and the Convening of an Extraordinary General Meeting of Shareholders, Amendments to the Articles of Incorporation, and Revision of the Restricted Stock Compensation Plan” dated September 30, 2026 (the “September 30 Press Release”), TSUKISHIMA HOLDINGS CO., LTD. (the “Company”) plans to submit “Partial Revision of the Restricted Stock Compensation Plan for Directors (excluding Outside Directors)” (the “Proposal”) as Proposal No. 3 to the Extraordinary General Meeting of Shareholders scheduled to be held on December 4, 2026 (the “EGM”). The Company hereby announces that, at a meeting held today, its Board of Directors determined the specific details of the revision as follows.

Details

1.	Purpose of the Revision

The Company previously obtained shareholder approval at the 157th Annual General Meeting of Shareholders held on June 25, 2019, for the establishment of a remuneration limit and other matters in connection with the introduction of a Restricted Stock Compensation Plan (the “Plan”) for directors excluding outside directors (the “Eligible Directors”).

In connection with the share exchange (the “Share Exchange”) relating to the business integration between the Company and Mitsubishi Kakoki Kaisha, Ltd. (“Mitsubishi Kakoki”), common shares of Mitsubishi Tsukishima Kakoki Holdings Co., Ltd. (the new trade name to which Mitsubishi Kakoki plans to change its trade name effective April 1, 2027, subject to the Share Exchange becoming effective; “Mitsubishi Tsukishima Kakoki Holdings”) will be delivered in exchange for the restricted shares of the Company previously granted to the Eligible Directors (such common shares, the “Exchanged Shares”). As described in the September 30 Press Release, the purpose of this revision to the Plan (the “Revision”) is to maintain the transfer restrictions on the Exchanged Shares, thereby continuing to provide the Eligible Directors with incentives to contribute to the sustainable enhancement of the corporate value of the Mitsubishi Tsukishima Kakoki Holdings Group, including the Company, and further aligning their interests with those of shareholders.

The Revision is subject to the approval of Proposal No. 1, “Approval of the Share Exchange Agreement,” as originally proposed at the EGM. The Revision applies to the restricted stock compensation that has already been granted under the existing Plan and to the Exchanged Shares.

2.	Outline of the Revision of the Plan Concerning the Treatment upon the Share Exchange

Under the current Plan, where during the transfer restriction period a merger agreement under which the Company becomes an absorbed company, a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary, or any other organizational restructuring transaction is approved by the General Meeting of Shareholders of the Company or, where shareholder approval is not required, by the Board of Directors, the Company shall, by resolution of the Board of Directors, prior to the effective date of such organizational restructuring transaction, (i) lift the transfer restrictions on a reasonable number of the Company’s common shares allotted under the restricted stock allotment agreement (the “Allotted Shares”), determined based on the period from the commencement of the transfer restriction period to the approval date of such organizational restructuring transaction, and (ii) automatically acquire without consideration the Allotted Shares for which transfer restrictions have not been lifted.

In this regard, under the Revision, in order to replace all restricted shares previously granted to the Eligible Directors with restricted stock compensation represented by the Exchanged Shares following the effectiveness of the Share Exchange, the Company will neither lift the transfer restrictions on those restricted shares nor automatically acquire those restricted shares without consideration in connection with the Share Exchange.

3.	Outline of the Revision of the Plan to Cover the Exchanged Shares

As the Company’s restricted shares already granted to the Eligible Directors will be replaced with the Exchanged Shares following the effectiveness of the Share Exchange, the amount and specific details of the remuneration, etc. under the Plan will be revised as follows.

If the Proposal is approved, the Company intends to reach the necessary agreements with the Eligible Directors and Mitsubishi Tsukishima Kakoki Holdings in order to reflect the Revision in the restricted stock allotment agreements relating to the Allotted Shares previously granted to the Eligible Directors.

	Current	Revised

Shares subject to the Plan	Common shares of the Company	Common shares of Mitsubishi Tsukishima Kakoki Holdings (the Exchanged Shares)

Amount of remuneration, etc.	The total amount of the monetary compensation claims to be paid for the purpose of granting restricted shares shall be 80 million yen or less per year.

The Exchanged Shares will be delivered upon the Share Exchange in exchange for the common shares of the Company already granted. Therefore, no new monetary compensation claims will be granted and no payment will be required.

The amount of compensation will be calculated based on the market value of the Exchanged Shares.

Number of shares to be granted

The total number of the common shares of the Company to be issued or disposed of as restricted shares shall be 93,000 or less per year. However, in case of share split (including allotment of common shares of the Company without consideration), or share consolidation of the common shares of the Company, or any other circumstances that require adjustment to the total number of common shares of the Company to be issued or disposed of as restricted shares, such total number of shares shall be adjusted within a reasonable range.

Upon the Share Exchange, the Eligible Directors will receive the number of Exchanged Shares calculated by multiplying the number of restricted shares already granted (93,000 or less per year) by 0.88, the share exchange ratio.

The Exchanged Shares will be delivered upon the Share Exchange, and no new shares will be issued or disposed of.

Transfer restriction period	A period as prescribed by the Board of Directors beforehand ranging from three (3) to thirty (30) years following the allotment	The remaining portion, as of the effective date of the Share Exchange, of the transfer restriction period applicable to the Allotted Shares before the Revision

Procedures for loss of position of the Eligible Director

When the Eligible Director loses his/her position as Director of the Company prior to the expiration of the transfer restriction period, the Company shall automatically acquire the Allotted Shares without consideration, unless such loss of position is due to justifiable reasons including expiration of the term of his/her office or death.

When the Eligible Director loses all of his/her positions as director or executive officer of Mitsubishi Tsukishima Kakoki Holdings or any of its subsidiaries (the “Covered Positions”) prior to the expiration of the transfer restriction period, Mitsubishi Tsukishima Kakoki Holdings shall automatically acquire the Exchanged Shares without consideration, unless such loss of position is due to justifiable reasons including expiration of the term of his/her office or death.

Lifting of transfer restrictions

The transfer restrictions shall be lifted for all of the Allotted Shares upon expiration of the transfer restriction period, on condition that the Eligible Director has continuously held the position of Director of the Company during such transfer restriction period. However, if the Eligible Director loses his/her position prior to the expiration of the transfer restriction period due to justifiable reasons including expiration of the term of his/her office or death, the number of the Allotted Shares subject to such lifting of the transfer restrictions as well as the timing thereof shall be reasonably adjusted as appropriate. Furthermore, the Company shall automatically acquire without consideration the Allotted Shares not yet subject to the lifting of the transfer restrictions, immediately after such lifting pursuant to the provisions above.

The transfer restrictions shall be lifted for all of the Exchanged Shares upon expiration of the transfer restriction period, on condition that the Eligible Director has continuously held any of the Covered Positions during such transfer restriction period. However, if the Eligible Director loses all of the Covered Positions prior to the expiration of the transfer restriction period due to justifiable reasons including expiration of the term of his/her office or death, the number of the Exchanged Shares subject to such lifting of the transfer restrictions as well as the timing thereof shall be reasonably adjusted as appropriate. Furthermore, Mitsubishi Tsukishima Kakoki Holdings shall automatically acquire without consideration the Exchanged Shares not yet subject to the lifting of the transfer restrictions, immediately after such lifting pursuant to the provisions above.

Procedures in case of organizational restructuring, etc.

If matters related to a merger agreement in which the Company is to become an absorbed company, a share exchange agreement or share transfer plan in which the Company is to become a wholly-owned subsidiary, or other organizational restructuring, etc., are approved during the transfer restriction period by the General Meeting of Shareholders of the Company (or by the Board of Directors of the Company where such organizational restructuring, etc., does not require approval of the General Meeting of Shareholders of the Company), the Company shall lift the transfer restrictions prior to the effective date of such organizational restructuring, etc., by the resolution of the Board of Directors of the Company. The lifting applies to the number of the Allotted Shares as determined reasonably commensurate with the length of the period between the beginning of the transfer restriction period and the date of approval for the organizational restructuring, etc. In such case, the Company shall automatically acquire without consideration the Allotted Shares not subject to the lifting of the transfer restrictions, immediately after the lifting of the transfer restrictions.

If matters related to a merger agreement in which Mitsubishi Tsukishima Kakoki Holdings is to become an absorbed company, a share exchange agreement or share transfer plan in which Mitsubishi Tsukishima Kakoki Holdings is to become a wholly-owned subsidiary, or other organizational restructuring, etc., are approved during the transfer restriction period by the General Meeting of Shareholders of Mitsubishi Tsukishima Kakoki Holdings (or by the Board of Directors of Mitsubishi Tsukishima Kakoki Holdings where such organizational restructuring, etc., does not require approval of the General Meeting of Shareholders of Mitsubishi Tsukishima Kakoki Holdings), the transfer restrictions shall be lifted prior to the effective date of such organizational restructuring, etc., by the resolution of the Board of Directors of the Company. The lifting applies to the number of the Exchanged Shares as determined reasonably commensurate with the length of the period between the beginning of the transfer restriction period applicable to the Allotted Shares before the Revision and the date of approval for the organizational restructuring, etc. In such case, Mitsubishi Tsukishima Kakoki Holdings shall automatically acquire without consideration the Exchanged Shares not subject to the lifting of the transfer restrictions, immediately after the lifting of the transfer restrictions.

Other matters	Any other matters related to the allotment agreement shall be determined by the Board of Directors of the Company.	(Unchanged)

End